Exhibit (b)

MERRILL LYNCH CAPITAL	BANC OF AMERICA SECURITIES LLC
CORPORATION	BANC OF AMERICA BRIDGE LLC
MERRILL LYNCH, PIERCE, FENNER &	BANK OF AMERICA, N.A.
SMITH INCORPORATED	9 West 57th Street
4 World Financial Center	New York, NY 10019
250 Vesey Street
New York, NY 10080
CONFIDENTIAL
April 24, 2007
Symbol Acquisition, L.L.C.
c/o Crestview Partners L.P.
667 Madison Avenue, 10th Floor
New York, NY 10021
Attention: Quentin Chu
$275,000,000 Senior Secured Credit Facilities
$250,000,000 Senior PIK Toggle Bridge Facility
Commitment Letter
Ladies and Gentlemen:
          You have advised Merrill Lynch Capital Corporation (“MLCC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with MLCC, “Merrill Lynch”) Bank of America, N.A. (“Bank of America” and together with MLCC, the “Initial Bank Lenders”) Banc of America Bridge LLC (“Banc of America Bridge” and, together with MLCC, the “Initial Bridge Lenders” and, together with the Initial Bank Lenders, the “Initial Lenders”)) and Banc of America Securities LLC (“BAS” and, together with MLPFS, the “Joint Lead Arrangers” and, together with the Initial Lenders, the “Commitment Parties,” “we” or “us”) that you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheets (as defined below)).
          In connection with the Transactions, (a) MLCC and Bank of America are pleased to advise you of their respective several, but not joint, commitments to provide 50% each of the entire principal amount of the Senior Secured Facilities upon the terms and subject to the conditions set forth or referred to in this Commitment Letter (this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”) and (b) MLCC and Banc of America Bridge are pleased to advise you of their respective several, but not joint, commitments to provide 50% each of the entire principal amount of the Senior PIK Toggle Bridge Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior PIK Toggle Bridge Facility Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”).

          You hereby appoint the Joint Lead Arrangers to act, and the Joint Lead Arrangers hereby agree to act, as joint lead arrangers and bookrunners for each of the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. You also hereby appoint MLCC to act, and MLCC hereby agrees to act, as sole and exclusive administrative agent and sole and exclusive collateral agent for the Lenders under the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheets and you appoint BAS to act, and BAS hereby agrees to act, as sole and exclusive syndication agent under the Facilities, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheets. It is understood and agreed that no additional agents, co-agents, arrangers, co-arrangers, bookrunners, joint bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheets or the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we so agree (our consent not to be unreasonably withheld); provided that you shall have the right to appoint one or more co-managers or documentation agents so long as (a) MLPFS receives “left” placement on all marketing materials and documentation in connection with the Facilities and not less than 50% of the total compensation to all arrangers, bookrunners, agents and managers and (b) BAS receives not less than 35% of the total compensation to all arrangers, bookrunners, agents and managers (it being understood that, to the extent you appoint additional co-managers, agents, co-agents, or confer other titles in respect of any Facility, the commitments of BAS in respect of the Facilities will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates).
          The Initial Lenders reserve the right, prior to or after the execution of definitive documentation for each of the Facilities (such documentation in respect of the Senior Secured Facilities, the “Senior Facilities Documentation”; in respect of the Senior PIK Toggle Bridge Facility, the “Bridge Facility Documentation”; and in respect of the Facilities collectively, the “Facilities Documentation”), to syndicate all or a portion of the commitments hereunder to one or more financial institutions reasonably acceptable to the Joint Lead Arrangers and you that will become parties to such definitive documentation pursuant to syndications to be managed by the Joint Lead Arrangers (the financial institutions becoming parties to such definitive documentation being collectively referred to as the “Lenders”); provided that (i) any assignment of any commitment prior to the Closing Date shall not reduce the Initial Lenders’ obligations to fund the entire amount of the Facilities pursuant to each of their respective commitments as set forth in this Commitment Letter and (ii) the Initial Bridge Lenders shall not syndicate or assign more than 49% of their respective commitments in respect of the Senior PIK Toggle Bridge Facility (it being understood that participations of the Senior PIK Toggle Bridge Facility prior to the Closing Date are fully allowed so long as participants do not receive voting rights greater than those outlined under “Assignments and Participations” in Exhibit B). You understand that the Facilities may be separately syndicated. The Joint Lead Arrangers may decide to commence syndication efforts promptly and, to the extent reasonably requested by the Joint Lead Arrangers, you agree to use commercially reasonable efforts to assist the Joint Lead Arrangers in completing timely and orderly syndications. Such assistance shall include, but not be limited to, (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor, (b) your using commercially reasonable efforts to cause direct contact during the syndications between your and the Sponsor’s senior management and representatives on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to cause such contact between the senior management of the Acquired Business, on the one hand, and the proposed Lenders, on the other hand) at mutually agreed upon times, (c) your assistance (including the use of commercially reasonable efforts to cause the Sponsor, the Acquired Business and your and their advisors to assist) in the preparation of Confidential Information Memoranda for the Facilities and other marketing materials to be used in connection with the syndications (collectively, the “Information Materials”), (d) the hosting, with the Joint Lead Arrangers, of one or more telephone conference calls with and one meeting of prospective Lenders at times and at a location to be mutually agreed and (e) your using commercially reasonable efforts to obtain ratings for the Senior Secured Facilities and the Notes from each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) at least 30 days prior to the Closing Date.
          It is understood and agreed that the Joint Lead Arrangers will, in consultation with you, manage all aspects of the syndications, including selection of Lenders reasonably acceptable to you, determination of whom they will approach and when and the time of acceptance of the Lenders’ commitments, any naming rights and the final allocations of the commitments among the Lenders; provided that, subject to the third paragraph of this Commitment Letter, you shall be entitled to appoint additional financial institutions as co-managers or documentation agents. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to provide to us (and to use commercially reasonable efforts to cause the Sponsor and the Acquired Business to provide to us) all information reasonably available with respect to you, the Acquired Business, the Transactions and the other transactions contemplated hereby, including all financial information concerning the Acquired Business and projections (such projections, the “Projections”), as we may reasonably request in connection with the structuring, arrangement and syndications of the Facilities.
          You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to you, the Acquired Business or your or their respective subsidiaries or any of your or their respective securities for purposes of foreign, United States Federal and state securities laws assuming such laws are applicable to you, the Acquired Business or your or their respective subsidiaries and after giving effect to the disclosures customarily made in connection with a Rule 144A securities offering (such information, the “Public Lender Information’’). You acknowledge that the following documents shall contain solely Public Lender Information: (a) drafts and final definitive documentation with respect to the Facilities, (b) administrative materials prepared by the Joint Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations of funding and closing memoranda) and (c) notification of changes in the terms of the Facilities.
          You hereby represent and warrant that (a) to the best of your knowledge, all information concerning or affecting the Acquired Business or you other than the Projections, other forward-looking information and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Initial Lenders or the Joint Lead Arrangers by or on behalf of you, the Sponsor or the Acquired Business, taken as a whole, is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Initial Lenders and the Joint Lead Arrangers by you or the Sponsor in connection with the Acquisition and financing contemplated hereby have been and will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time of preparation thereof based on information provided by the Acquired Business, and it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and that actual results may differ and that such differences may be material. You agree that if at any time from and including the date hereof until the Closing Date, the representation and warranty in the immediately preceding sentence becomes untrue, then you will promptly supplement the Information and Projections so that such representation or warranty would be true and correct under those circumstances. In arranging the Facilities, including the syndications of the Facilities, the Initial Lenders and the Joint Lead Arrangers will be entitled to use and rely primarily on the Information and the

Projections without responsibility for independent verification thereof, it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved.
          As consideration for the Initial Lenders’ commitments hereunder and the Joint Lead Arrangers’ agreement to structure, arrange and syndicate the Facilities, you agree to pay (or to cause to be paid) to the Initial Lenders the fees as set forth in the Term Sheets and in the Joint Lead Arranger Fee Letter (the “Fee Letter”), dated the date hereof and delivered herewith with respect to the Facilities, as and when due and payable.
          The Initial Lenders’ commitments hereunder and the Initial Lenders’ and the Joint Lead Arrangers’ agreement to perform the services described herein are subject to (a) there not having occurred a Material Adverse Effect (as defined in the Acquisition Agreement), (b) the negotiation, execution and delivery of Facilities Documentation consistent with this Commitment Letter and the Term Sheets and no less favorable to the Borrower than similar facilities involving other portfolio companies of the Sponsor (the provisions of such facilities being referred to collectively as “Sponsor Precedent”), (c) there not being from and including the date hereof until the Closing Date any competing issues of debt securities or commercial bank or other credit facilities of you and the Acquired Business or any of your or their respective subsidiaries being offered, placed or arranged (other than the Notes and the Facilities) and (d) the other conditions set forth in “Conditions Precedent to Initial Borrowings” set forth in Exhibit A hereto and in Schedule B to Exhibit A hereto. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Initial Lenders, the Joint Lead Arrangers and you.
          Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Acquired Business, its subsidiaries and their businesses the making of which shall be made on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (other than assets of Holdings and domestic subsidiaries of Holdings pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) or guaranty is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral or guaranty shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be agreed upon). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and, subject to clause (ii) above, the Guarantors set forth in the Term Sheets relating to corporate power and authority, the enforceability of the definitive documentation with respect to the Facilities, the status of the Senior Secured Facilities as senior debt, Federal Reserve margin regulations, and the Investment Company Act.
          By executing this Commitment Letter, you agree to indemnify and hold harmless each of us, each other Lender and ours and their respective affiliates, and each such person’s respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheets, the Facilities, the loans thereunder and the use of proceeds therefrom, any of the financing Transactions or any related financing transaction and the performance by any Indemnified Party of the services contemplated hereby, and will reimburse each Indemnified Party for any and all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you, Seller, or any of your or Seller’s respective affiliates and whether or not any of the financing Transactions are consummated or this Commitment Letter is terminated, except to the extent determined by a final judgment of a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) the material breach by you of your obligations hereunder of the Facilities Documentation. You also agree not to assert any claim against any Indemnified Party for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Commitment Letter, the Fee Letter, the Term Sheets, the Facilities, the loans thereunder and the use of proceeds therefrom, any of the financing Transactions or any related financing transaction and the performance by any Indemnified Party of the services contemplated hereby. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent primarily resulting from such Indemnified Party’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
          You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance reasonably satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
          You acknowledge that the Initial Lenders, the Joint Lead Arrangers and each of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Initial Lenders, the Joint Lead Arrangers or any of our or their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by the Initial Lenders, the Joint Lead Arrangers or any of our or their respective affiliates of services for other companies, and none of the Initial Lenders, the Joint Lead Arrangers or any of our or their respective affiliates will furnish any such information to the Seller or other companies. You also acknowledge that none of the Initial Lenders, the Joint Lead Arrangers or any of our or their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Sponsor, the Acquired Business or your or their respective affiliates, confidential information obtained by the Initial Lenders, the Joint Lead Arrangers or any of our or their respective affiliates from other companies; provided however, it being understood that MLCC, Bank of America and Banc of America Bridge (in their capacity as the Initial Lenders) and MLPFS and BAS (in their capacity as the Joint Lead Arrangers) shall not effect transactions for their own or their affiliates’ accounts or the accounts of customers, or hold positions in loans, securities or options on loans or securities of the Acquired Business during the syndication of the Facilities (other than the syndication and placement of the Facilities and the Notes).

     In connection with all aspects of the financing Transactions, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (i) each of the financing Transactions is an arm’s-length commercial transaction, between you, on the one hand, and Merrill Lynch, Bank of America, Banc of America Bridge and BAS, on the other hand, (ii) in connection with each such Transaction and the process leading thereto each of Merrill Lynch, Bank of America, Banc of America Bridge and BAS will act solely as a principal and not as agent (except as otherwise provided herein) or fiduciary of you or your respective stockholders, affiliates, creditors, employees or any other party, (iii) none of Merrill Lynch, Bank of America, Banc of America Bridge and BAS will assume an advisory or fiduciary responsibility in favor of you or any of your affiliates with respect to any of the financing transactions contemplated hereby or the process leading thereto (irrespective of whether Merrill Lynch, Bank of America, Banc of America Bridge and BAS has advised or is currently advising you on other matters) and none of Merrill Lynch, Bank of America, Banc of America Bridge and BAS will have any obligation to you or any of your affiliates with respect to the financing Transactions except the obligations expressly set forth herein, (iv) Merrill Lynch, Bank of America, Banc of America Bridge and BAS may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and (v) none of Merrill Lynch, Bank of America, Banc of America Bridge and BAS has either provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted and will consult your own legal, accounting, regulatory, and tax advisors to the extent you deem appropriate. The matters set forth in this Commitment Letter reflect an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Merrill Lynch, Bank of America, Banc of America Bridge and BAS on the other hand. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Merrill Lynch, Bank of America, Banc of America Bridge and BAS with respect to any breach or alleged breach of fiduciary duty with respect to the financing Transactions.
     This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Initial Lenders and the Joint Lead Arrangers (except by you to the ultimate borrower under the Facilities so long as such entity is controlled by the Sponsor), and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Initial Lenders, the Joint Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter are the only agreements that have been entered into among you and any of the other parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter is solely for the benefit of the parties hereto and no other person shall acquire or have any rights under or by virtue of this Commitment Letter. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby. The Initial Lenders and the Joint Lead Arrangers may perform the duties and activities described hereunder (including with respect to the Initial Lenders’ commitments) through any of their respective affiliates and/or branches and the provisions of the seventh paragraph of this Commitment Letter shall apply with equal force and effect to any of such affiliates and/or branches so performing any such duties or activities.
     Each party hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder. Each party hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment. You, the Initial Lenders and the Joint Lead Arrangers irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder or thereunder.
          You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letter or the contents of any of the foregoing to any person without the prior approval of the Initial Lenders and the Joint Lead Arrangers, except that you may disclose (a) this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof (i) to the Sponsor and your and the Sponsor’s respective potential and actual co-investors, directors, officers, employees, affiliates, attorneys, accountants and advisors and (ii) as required by applicable law or compulsory legal process, and (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (but not the Fee Letter or the contents thereof but the aggregate amount of fees may be disclosed) (i) to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors in connection with the Transactions and on a confidential and need-to-know basis, except that upon consummation of the Transactions, the Fee Letter may be disclosed to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors, (ii) to any rating agency in connection with the Transactions and on a confidential and need-to-know basis and (iii) in any prospectus or other offering memorandum or in any other public filing or press release in connection with the Acquisition.
          We hereby notify you that, pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), each of us may be required to obtain, verify and record information that identifies you and the Acquired Business, which information may include your and its name, address and tax identification number, and other information that will allow the Initial Lenders, the Joint Lead Arrangers and each of the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Initial Lenders, the Joint Lead Arrangers and each of the Lenders.
          Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to the Initial Lenders and the Joint Lead Arrangers the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on April 25, 2007. The commitments hereunder will expire at such time in the event that the Initial Lenders and the Joint Lead Arrangers have not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that (i) the initial borrowings under one of the Facilities do not occur on or before October 31, 2007, (ii) the Acquisition Agreement is terminated or (iii) the Sponsor confirms that the Acquisition has been abandoned, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Initial Lenders and the Joint Lead Arrangers shall, in their sole discretion, agree to an extension. The indemnification, jurisdiction, waiver of jury trial, syndication and confidentiality provisions contained herein and the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that on the Closing Date such provisions (other than your obligations with respect to (a) assistance to be provided in connection with the syndication, but only for the period specified herein and (b) the confidentiality provisions with respect to the Fee Letter and the contents thereof) shall automatically be superseded by the Facilities Documentation and you shall automatically be released from all liability in connection therewith at such time.
          BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA AND MLCC ARE OFFERING TO PROVIDE THE SENIOR SECURED FACILITIES SEPARATE AND APART FROM BANC OF AMERICA BRIDGE’S AND MLCC’S OFFER TO PROVIDE THE SENIOR PIK TOGGLE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE AND MLCC ARE OFFERING TO PROVIDE THE SENIOR PIK TOGGLE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA AND MLCC TO PROVIDE THE SENIOR SECURED FACILITIES. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR SECURED FACILITIES OR THE SENIOR PIK TOGGLE BRIDGE FACILITY OR BOTH,
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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Wissam B. Kairouz

	Name:	Wissam B. Kairouz

	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Wissam B. Kairouz

	Name:	Wissam B. Kairouz

	Title:	Director

BANK OF AMERICA, N.A.

By:	/s/ Alysa Trakas

	Name:	Alysa Trakas

	Title:	Vice President

BANK OF AMERICA SECURITIES LLC

By:	/s/ Subhadra Shrivastava

	Name:	Subhadra Shrivastava

	Title:	Vice President

BANK OF AMERICA BRIDGE LLC

By:	/s/ Alysa Trakas

	Name:	Alysa Trakas

	Title:	Vice President

Accepted and agreed to as of
the date first written above:
SYMBOL ACQUISITION, LLC.

By:	/s/ Thomas S. Murphy, Jr.

	Name:	Thomas S. Murphy, Jr.